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                                                                      EXHIBIT 21


NABI
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                                                  SUBSIDIARIES OF THE REGISTRANT

         Set forth below is a listing of all of the existing subsidiaries of the Registrant. The Registrant owns 100% of the stock of each of the subsidiaries listed below.

Subsidiaries                                    State or Nation of Incorporation
------------                                    --------------------------------

NABI Foreign Sales, Ltd. ................................. Barbados, West Indies

BioMune Corporation ................................................... Delaware

NABI Finance, Inc. .................................................... Delaware